Exhibit 99.1

Laird Superfood Names Patrick Gaston as Member of the Board of Directors

SISTERS, Oregon – September 27, 2021 – Laird Superfood, Inc. (NYSE American: LSF) (“Laird Superfood”, “we” and “our”), today announced the appointment of Patrick Gaston to the Company’s Board of Directors.

Mr. Gaston is the former Chairman of the Board of Directors of Bed Bath & Beyond, Inc. (NASDAQ: BBBY), a publicly traded company with annual revenue of approximately $10 billion and stores in the United States, Puerto Rico and Canada. In addition, he previously served as co-chair of Bed Bath & Beyond’s Compensation Committee and a member of the Audit Committee. Mr. Gaston is currently President and CEO of PG Consulting, a management consulting company that assists corporations and non-profits in building Corporate Social Responsibility (CSR), ESG strategies, strategic planning, private/public partnerships and philanthropic strategies.

Geoffrey Barker, Chairman of the Board of Directors, stated, “We’re pleased to welcome Patrick to Laird Superfood’s Board of Directors. He brings deep strategic knowledge and public company experience that will be particularly valuable as Laird Superfood continues to execute on its mission.”

Patrick Gaston commented, “Laird Superfood’s powerful brand and significant growth potential make this an exciting time to join the Board of Directors. I look forward to working closely with this talented team in the future.”

Simultaneously, Jim Buechler has elected to step down from the Board. As such, Mr. Gaston will serve as the Chair of the Compensation Committee, enabling a smooth transition. Mr. Barker and Maile Clark, chair of the Nominating and Governance Committee, stated, “We would like to thank Jim for his extraordinary support and service to the Board and Company.”

About Laird Superfood

Laird Superfood, Inc. creates award-winning, plant-based superfood products that are both delicious and functional. The Company’s products are designed to enhance your daily ritual and keep consumers fueled naturally throughout the day. The Company was co-founded in 2015 by the world’s most prolific big-wave surfer, Laird Hamilton. Laird Superfood’s offerings are environmentally conscientious, responsibly tested, and made with real ingredients. Shop all products online at lairdsuperfood.com and join the Laird Superfood community on social media for the latest news and daily doses of inspiration.

Contact

ICR

Reed Anderson

646-277-1260

Reed.Anderson@icrinc.com